Exhibit 99.1

For Immediate News Release

April 25, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER 2012 OPERATING RESULTS

 (Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended March 31, 2012 was $57,758,000.  This resulted in Earnings per Share — diluted (“EPS”) of $0.60 for the quarter ended March 31, 2012, compared to EPS of $0.35 for the comparable period of 2011, an increase of 71.4%.

The increase in EPS for the quarter ended March 31, 2012 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from both existing and newly developed and acquired communities and reduced interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended March 31, 2012 increased 18.5% to $1.28 from $1.08 for the comparable period of 2011.

The Company’s FFO and EPS for the quarter ended March 31, 2012 include a one-time, non-cash charge for the early repayment of a variable rate secured note of approximately $0.01 per share.  FFO and EPS for the quarter ended March 31, 2011 include approximately $0.03 per share for the recognition of interest income associated with escrow funds for certain tax exempt financings.  Adjusting for these non-routine items, FFO per share for the three months ended March 31, 2012 would have increased by 22.9% over the prior year period.

The following table compares the Company’s first quarter 2012 actual results to its February 2012 outlook:

First Quarter 2012 Results

Comparison to February 2012 Outlook

Per Share

FFO per share 1Q 2012 - February 2012 Outlook (1)	$ 1.22

Community NOI (2)	0.04

Interest expense and other	0.02

FFO per share 1Q 2012 Reported Results	$ 1.28

(1)  Represents the mid-point of the Company’s 1Q 2012 outlook.

(2)  Favorable community NOI includes $0.01 for revenues and $0.03 for operating expenses, half of which are timing related and expected to be incurred in 2012.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, "Same-store NOI growth exceeded 10% for the second consecutive quarter, the first time that has occurred in over 10 years. With solid fundamentals, rising rents, and attractive land and construction costs, delivering new communities through development will continue to drive FFO growth."

Operating Results for the Quarter Ended March 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $18,679,000, or 7.9% to $254,487,000.  For Established Communities, rental revenue increased 6.6%, attributable to increases in average rental rates of 6.4% and Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $11,045,000 to $179,559,000. Operating expenses for Established Communities decreased $581,000, or 1.1%, to $54,163,000. Accordingly, NOI for Established Communities increased by 10.2%, or $11,626,000, to $125,396,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2012 compared to the first quarter of 2011:

Q1 2012 Compared to Q1 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	5.1%	0.8%	7.5%	19.0%
Metro NY/NJ	6.4%	(0.9%)	9.8%	29.4%
Mid-Atlantic	5.4%	2.5%	6.4%	14.2%
Pacific NW	8.5%	1.1%	11.9%	3.4%
No. California	10.3%	(1.8%)	15.5%	19.6%
So. California	5.4%	(7.2%)	11.9%	14.4%
Total	6.6%	(1.1%)	10.2%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the first quarter of 2012, the Company started the construction of Avalon Mosaic, located in Tysons Corner, VA.  This community will contain 531 apartment homes when

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

completed, and will be developed for an estimated Total Capital Cost of $120,900,000.

Redevelopment Activity

During the first quarter of 2012, the Company completed the redevelopment of two communities, one of which was redeveloped under the Company’s Eaves by Avalon brand and the second under the Company’s Avalon brand.  These communities contain 758 apartment homes and were redeveloped for $32,500,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the first quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold two communities located in Chicago, IL: Avalon Lakeside, containing 204 apartment homes, was sold for $20,500,000 and Avalon Poplar Creek, containing 196 apartment homes, was sold for $27,200,000. The Company’s proportionate share of the aggregate gain in accordance with GAAP for these dispositions was $1,086,000.

Acquisition Activity

During the first quarter of 2012, the Company acquired The Mark Pasadena, located in Pasadena, CA.  The Mark Pasadena contains 84 apartment homes and was acquired for a purchase price of $19,400,000.

Also during the first quarter of 2012, AvalonBay Value Added Fund II, L.P. (“Fund II”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%, acquired Avalon Watchung, a 334 apartment home community located in Watchung, NJ, for $63,000,000.  This is the final acquisition for Fund II, which brings the total invested capital to $836,236,000 at March 31, 2012.

Financing, Liquidity and Balance Sheet Statistics

At March 31, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At March 31, 2012, the Company had $321,136,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the quarter ended March 31, 2012 was 71%. Interest Coverage for the first quarter of 2012 was 4.6 times.

Debt Repayment Activity

In January 2012, the Company repaid $179,400,000 principal amount of its 5.5% coupon unsecured notes pursuant to their scheduled maturity.

In February 2012, the Company repaid a variable rate secured mortgage note in the amount of $48,500,000 in advance of its November 2039 scheduled maturity date at par.  As part of this transaction, the Company incurred a non-cash charge of $1,179,000 for the write off of deferred financing costs, which was included in the Company’s February 2012 outlook.  The Company recognized this charge as a loss on extinguishment of debt in the first quarter of 2012.

Second Quarter 2012 Financial Outlook

For the second quarter of 2012, the Company expects EPS in the range of $1.86 to $1.90 and expects Projected FFO per share in the range of $1.30 to $1.34.

Second Quarter 2012 Conference/Event Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 12-14, 2012.  The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 26, 2012 at 1:00 PM ET to review and answer questions about this release, its first quarter 2012 results, the Attachments (found in the full Earnings Release) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from April 26, 2012 at 3:00 PM ET to May 4, 2012 at 11:59 PM ET, dial 1-800-585-8367 domestically and 1-404-537-3406 internationally, and use Access Code: 69432203. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of March 31, 2012, the Company owned or held a direct or indirect ownership interest in 199 apartment communities containing 59,090 apartment homes in ten states and the District of Columbia, of which 20 communities were under construction and 10 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected second quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Net income attributable to common
stockholders	$57,758	$30,341
Depreciation - real estate assets,
including discontinued operations
and joint venture adjustments	65,292	63,194
Distributions to noncontrolling interests,
including discontinued operations	7	7
Gain on sale of unconsolidated entities
holding previously depreciated real estate
assets	(1,086)	--

FFO attributable to common stockholders	$121,971	$93,542

Average shares outstanding - diluted	95,653,779	86,997,530

Earnings per share - diluted	$0.60	$0.35

FFO per common share - diluted	$1.28	$1.08

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2012 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q2 2012	$ 1.86	$ 1.90
Projected depreciation (real estate related)	0.67	0.71
Projected gain on sale of operating communities	(1.23)	(1.27)

Projected FFO per share (diluted) - Q2 2012	$ 1.30	$ 1.34

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets. A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2012	2011	2011

Net income	$ 57,609	$ 30,537	$ 322,965
Indirect operating expenses, net of corporate income	8,036	7,037	8,087
Investments and investment management expense	1,446	1,191	1,266
Expensed acquisition, development and other pursuit costs	239	651	330
Interest expense, net	33,626	42,971	37,640
Loss on extinguishment of debt, net	1,179	--	1,940
General and administrative expense	9,710	7,292	7,847
Joint venture loss (income)	(2,175)	(503)	(1,607)
Depreciation expense	62,991	59,650	62,423
Gain on sale of real estate assets	--	--	(273,415)
(Income) loss from discontinued operations	(921)	676	1,657

NOI from continuing operations	$ 171,740	$ 149,502	$ 169,133

Established:
New England	$ 22,065	$ 20,529	$ 22,574
Metro NY/NJ	39,591	36,052	38,571
Mid-Atlantic	18,816	17,676	19,063
Pacific NW	5,572	4,981	5,229
No. California	22,793	19,739	21,917
So. California	16,559	14,793	16,915
Total Established	125,396	113,770	124,269
Other Stabilized	23,932	17,203	22,580
Development/Redevelopment	22,412	18,529	22,284

NOI from continuing operations	$ 171,740	$ 149,502	$ 169,133

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through March 31, 2012 or classified as held for sale at March 31, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income (loss) for these communities is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Income (loss) from discontinued operations	$ 921	$ (676)
Interest expense, net	80	1,300
Depreciation expense	321	1,649

NOI from discontinued operations	$ 1,322	$ 2,273

NOI from assets sold	–	1,095
NOI from assets held for sale	1,322	1,178

NOI from discontinued operations	$ 1,322	$ 2,273

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Rental revenue (GAAP basis)	$ 179,497	$ 168,399
Concessions amortized	196	1,594
Concessions granted	(69)	(758)

Rental revenue (with
concessions on a cash basis)	$ 179,624	$ 169,235

% change – GAAP revenue		6.6%

% change – cash revenue		6.1%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2012 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 57,758
Interest expense, net	33,626
Interest expense (discontinued operations)	80
Depreciation expense	62,991
Depreciation expense (discontinued operations)	321

EBITDA	$ 154,776

EBITDA from continuing operations	$ 153,454
EBITDA from discontinued operations	1,322

EBITDA	$ 154,776

EBITDA from continuing operations	$ 153,454

Interest expense, net	$ 33,626

Interest coverage	4.6

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2012 is as follows (dollars in thousands):

NOI for Established Communities	$ 125,396
NOI for Other Stabilized Communities	23,932
NOI for Development/Redevelopment communities	22,412
Total NOI generated by real estate assets	171,740
NOI on encumbered assets	49,481

NOI on unencumbered assets	122,259

Unencumbered NOI	71%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have stabilized operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.